EXHIBIT C

                                   AGREEMENT

     THIS AGREEMENT, effective as of the first day of January, 1991 (the Agreement), between The Coca-Cola Company, a Delaware corporation (KO), and Coca-Cola Enterprises Inc., a Delaware corporation (CCE),


                                   WITNESSETH:

     WHEREAS, the Board of Directors of CCE has determined that it is in the best interests of CCE to purchase up to 15,000,000 outstanding shares of the Common Stock, par value $1.00 per share, of CCE (the CCE Common Stock) through a share repurchase program, all subject to an agreement between KO and CCE to the effect that KO would sell CCE Common Stock to CCE (the Repurchase Program); and

     WHEREAS, KO and CCE deem it advisable for the benefit of KO and CCE, and their respective shareholders, that in conjunction with said Repurchase Program, CCE repurchase shares of CCE Common Stock owned by KO and its direct and indirect wholly owned subsidiaries (the KO Holders) on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, KO and CCE agree that both will benefit from the KO Holders continuing to hold 49 percent of the outstanding shares of CCE Common Stock and wish to provide for such; and

     WHEREAS, KO and CCE wish to provide for certain additional matters described herein in connection with such repurchase of shares of CCE Common Stock from the KO Holders;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, KO and CCE, intending to be legally bound, agree as follows:

     Section 1. Obligation of CCE to Repurchase  Additional Shares of CCE Common
                Stock from KO in Certain Circumstances.

     In the event that at any time and from time to time during the Repurchase Program CCE repurchases from shareholders other than the KO Holders a number of shares of CCE Common Stock that causes the KO Holders to own, in the aggregate, more than 49 percent of the then outstanding shares of common stock of CCE, CCE shall thereafter have an obligation to repurchase additional shares of CCE Common Stock from the KO Holders as KO shall direct in accordance with this
Section 1 at a price to be determined in accordance with this Section 1. CCE shall from time to time repurchase from the KO Holders and KO shall cause the KO Holders to sell, transfer and deliver to CCE, such number of shares of CCE Common Stock (rounded to the nearest whole share) which shall restore the KO Holders to a 49 percent aggregate ownership interest in CCE at per share prices equal to the weighted average price (less commissions.) paid under the Repurchase Program for the shares which cause the ownership interest of the KO Holders to exceed 49 percent (the Imbalance Shares). At not time shall CCE repurchase a number of shares from the public which would cause the KO


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Holders to own, in the  aggregate at any specific  time, 50 percent or more of the outstanding common shares of CCE. KO shall have sole discretion as to the allocation of shares to be repurchased pursuant to this Section 1 among the KO Holders. Closing of any sale by KO to CCE of additional shares of CCE Common Stock to CCE pursuant to this Section 1 shall be made effective as of the close of business on the last business day of each week during the term of the Repurchase Program and on the last business day in each calendar year during the term of the Repurchase Program at KOs offices in Atlanta, Georgia. Payment for the shares shall be made by CCE in immediately available funds by wire transfer in accordance with KOs written instructions upon tender of certificates evidencing the number of shares of CCE Common Stock equal to the shares to be repurchased accompanied by executed stock powers by noon on the third business day in the week following the week in which CCE purchased the Imbalance Shares or on the last business day of the applicable calendar year.

     Section 2. Notices to KO.

     CCE shall give KO written notice at the close of the first business day after the last business day of each week during the terms of the Repurchase Program, and at the close of business on the second day preceding the last business day in each calendar year during the term of the Repurchase Program, of the number of shares of CCE Common Stock repurchased pursuant to the Repurchase Program through such date.

     Section 3. CCE to Take No Contravening Action.

     CCE agrees not to take any action or omit to take any action, in connection with the Repurchase Program or otherwise, that would result in its being prohibited from complying or would cause it to be unable to comply with its obligations to KO under this Agreement, or to permit any subsidiary to take or omit to take any such action.

     Section 4. General.

     (a) KO represents and warrants to CCE that the execution, delivery and performance of this Agreement has been duly authorized by all required corporate action on the part of KO. CCE represents and warrants to KO that the execution, delivery and performance of this Agreement has been duly authorized by all required corporate action on the part of CCE.

     (b) Any notice or other communication required or permitted under this Agreement shall be effective only when it is in writing and actually delivered either (i) by hand, (ii) by facsimile transmission or telegram, or (iii) by registered or certified mail, postage-prepaid, return receipt requested, addressed as follows:

             (A) If to KO:

                        The Coca-Cola Company
                        One Coca-Cola Plaza, N.W.
                        Atlanta, Georgia  30313
                        Attn:  Treasurer
                        Telecopy:  404-676-6851


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                        With a copy to:

                        The Coca-Cola Company
                        One Coca-Cola Plaza, N.W.
                        Atlanta, Georgia  30313
                        Attn:  Assistant Secretary
                        Telecopy:  404-676-6812

                (B)     if to CCE:

                        Coca-Cola Enterprises Inc.
                        Coca-Cola Plaza, N.W.
                        Atlanta, Georgia  30313
                        Attn:  Treasurer
                        Telecopy:  404-676-7950

                        With a copy to:

                        Coca-Cola Enterprises Inc.
                        Coca-Cola Plaza, N.W.
                        Atlanta, Georgia  30313
                        Attn:  General Counsel
                        Telecopy:  404-676-7165

or such other address, telecopy number or person as either party may designate by notice to the other party, and shall be deemed to have been given as of the date received.

     (c) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives and assigns, and no person not a party hereto shall have any rights or benefits under this Agreement, either as a third-party beneficiary or otherwise. This Agreement and the rights and obligations hereunder shall not be assignable to any person.

     (d) KO and CCE recognize and hereby acknowledge that it would be impossible to measure in money the damages that would result to a party hereto by reason of the failure of any of the parties hereto to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party hereto shall institute an action or proceeding seeking specific enforcement of the provisions hereof, the party hereto against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to urge in any such action or proceeding the claim or defense that such a remedy at law exists.

     (e) KO and CCE agree that time is of the essence with respect to the obligations of each party under this Agreement.

     (f) The headings in this Agreement are inserted for convenience and reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     (g) This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which shall together constitute one and the same instrument.


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     (h) This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.


     (i) This Agreement shall be governed by the laws of the State of Georgia.


     IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first above written.

                                        THE COCA-COLA COMPANY



                                        BY:  /s/ PHILIP J. CARSWELL
                                             ------------------------------
                                                 Philip J. Carswell
                                                 Vice President & Treasurer


                                        COCA-COLA ENTERPRISES INC.



                                        BY:  /s/ DOUGLAS A. SCOVANNER
                                             ------------------------------
                                                 Douglas A. Scovanner
                                                 Vice President & Treasurer




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